May 2014 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated May 30, 2014 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

$• Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Trigger Performance Leverage Upside Securities

The Trigger Performance Leverage Upside Securities (the “Trigger PLUS”) offer leveraged exposure to the performance of the S&P 500® Index (the “underlying index”). At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. At maturity, if the final index value of the underlying index has decreased below the trigger value, the investor is fully exposed to the negative index performance factor. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.

SUMMARY TERMS

Issuer:	UBS AG, London Branch
Underlying index:	S&P 500® Index
Aggregate principal amount:	$•
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	June 30, 2014
Original issue date:	July 3, 2014
Maturity date:	January 5, 2017 (to be determined on the pricing date and expected to be the 3rd scheduled business day after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

▪     If the final index value is greater than the initial index value:

$10 + Leveraged Upside Payment. (subject to the maximum payment at maturity)

In no event will the payment at maturity exceed the maximum payment at maturity.

▪     If the final index value is less than or equal to the initial index value but equal to or greater than the trigger value:

$10

▪     If the final index value is less than the trigger value:

$10 + ($10 x Index Performance Factor)

This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investors may lose their entire investment.

Index performance factor:	(final index value — initial index value) / initial index value
Leveraged upside payment:	$10 x leverage factor x index performance factor
Initial index value:	•, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	December 30, 2016 (to be determined on the pricing date and expected to be 30 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Leverage factor:	2.0
Maximum payment at maturity:	$12.225 (122.25% of the stated principal amount), per Trigger PLUS
Trigger value:	•, which is equal to 90% of the initial index value
CUSIP:	90272X638
ISIN:	US90272X6388
Listing:	The Trigger PLUS will not be listed on any securities exchange
Agent:	UBS Securities LLC

Commissions and issue price:	Price to public	Fees and Commissions(1)	Proceeds to issuer
Per Trigger PLUS:	$10.00	$0.225	$9.775
Total:	$•	$•	$•

(1)	UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.225 per $10.00 stated principal amount of Trigger PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.225 per $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Smith Barney LLC sells. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”.

The estimated initial value of the Trigger PLUS as of the pricing date is expected to be between $9.246 and $9.646 for Trigger PLUS based on the value of the S&P 500® Index. The range of the estimated initial value of the Trigger PLUS was determined on the date of this free writing prospectus by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 13 and 14 of this free writing prospectus.

Notice to investors: the Trigger PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Trigger PLUS at maturity, and the Trigger PLUS can have downside market risk similar to the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Trigger PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Trigger PLUS.

You should carefully consider the risks described under ‘‘Risk Factors’’ beginning on page 14 and under ‘‘Risk Factors’’ beginning on page PS-14 of the product supplement before purchasing any Trigger PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Trigger PLUS. You may lose some or all of your initial investment in the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Additional Information about UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for the Trigger PLUS and an index supplement for various securities we may offer, including the Trigger PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Product Supplement dated April 26, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000047/c310542_690708-424b2.htm

Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Trigger Performance Leveraged Upside Securities”, dated April 26, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Investment Overview

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the S&P 500® Index due January 5, 2017 can be used:

▪

As an alternative to direct exposure to the underlying index that enhances the return on any positive performance of the underlying index; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the index constituent stocks or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for dividends, interest payments or exposure to the positive performance of the underlying index beyond a level that, when multiplied by the leverage factor, exceeds the maximum payment at maturity is appropriate for you.

▪	To enhance returns and outperform the underlying index in a moderately bullish scenario.

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment while using fewer dollars by taking advantage of the leverage factor.

▪

To provide a return of principal in the event of a decline in the underlying index from the pricing date to the valuation date, but only if the final index value is equal to or greater than the trigger value.

Maturity:	Approximately 30 months

Leverage factor:	2.0

Trigger value:	90% of the initial index value

Maximum payment at maturity:	$12.225 (122.25% of the stated principal amount) per Trigger PLUS

Coupon:	None

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Key Investment Rationale

Investors can use the Trigger PLUS to leverage returns by a factor of 2.0, up to the maximum payment at maturity, and obtain contingent protection against a loss of principal in the event of a decline in the underlying index on the valuation date, but only if the final index value is equal to or greater than the trigger value. The trigger value will be 90% of the initial index value.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns on any positive performance relative to a direct investment in the underlying index, subject to the maximum payment at maturity.

Trigger Feature	At maturity, if the underlying index has declined over the term of the Trigger PLUS, but the final index value is equal to or greater than the trigger value, you will receive your stated principal amount.

Upside Scenario	The underlying index increases in value from the pricing date to the valuation date and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 2.0 times the index performance factor, subject to the maximum payment at maturity of $12.225 (122.25% of the stated principal amount) per Trigger PLUS.

Par Scenario	The final index value is less than or equal to the initial index value but is equal to or greater than the trigger value. In this case, you receive the full stated principal amount at maturity even though the value of the underlying index has depreciated.

Downside Scenario	The underlying index declines in value by more than 10% from the pricing date to the valuation date. At maturity, the Trigger PLUS redeem for more than 10% less than the stated principal amount (and could redeem for zero), and this decrease will be by an amount proportionate to the full amount of the decline in the value of the underlying index from the pricing date to the valuation date. (Example: if the underlying index decreases in value by 35%, the Trigger PLUS will redeem for $6.50, or 65% of the stated principal amount.)

Investor Suitability

The Trigger PLUS may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of your entire initial investment.

▪

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.

▪

You believe the final index value of the underlying index is not likely to be less than the trigger value and, if it is, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be zero.

▪

You believe that the index performance factor will be positive, and when multiplied by the leverage factor, is unlikely to exceed an amount equal to the maximum payment at maturity indicated on the cover hereof.

▪	You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

▪

You understand and accept that your potential return on the Trigger PLUS is limited to the maximum payment at maturity and you would be willing to invest in the Trigger PLUS based on the maximum payment at maturity indicated on the cover hereof.

▪	You do not seek current income from your investment and are willing to forego dividends paid on any index constituent stocks.

▪	You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 30 months, and accept that there may be little or no secondary market for the Trigger PLUS.

▪

You are willing to assume the credit risk of UBS for all payments under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

▪

You understand that the estimated initial value of the Trigger PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Trigger PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

The Trigger PLUS may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the Trigger PLUS, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying index or the index constituents.

▪

You believe that the index performance factor will be negative, or you believe that the index performance factor will be positive and, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum payment at maturity indicated on the cover hereof.

▪	You seek an investment that has an unlimited return potential and you would be unwilling to invest in the Trigger PLUS based on the maximum payment at maturity indicated on the cover hereof.

▪	You believe the final index value of the underlying index is likely to be less than the trigger value, which could result in a total loss of your initial investment.

▪	You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

▪	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.

▪	You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 30 months, and seek an investment for which there will be an active secondary market.

▪	You are not willing to assume the credit risk of UBS for all payments under the Trigger PLUS, including any repayment of principal.

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Fact Sheet

The Trigger PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this free writing prospectus. At maturity, an investor will receive for each Trigger PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The Trigger PLUS do not guarantee any return of principal at maturity. All payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Trigger PLUS and you could lose your entire investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
June 30, 2014	July 3, 2014 (3 business days after the pricing date)	December 30, 2016	January 5, 2017

Key Terms
Issuer:	UBS AG, London Branch
Underlying index:	S&P 500® Index
Aggregate principal amount:	$•
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Denominations:	$10 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

▪      If the final index value is greater than the initial index value:
$10 + Leveraged Upside Payment. (subject to the maximum payment at maturity)

In no event will the payment at maturity exceed the maximum payment at maturity.

▪      If the final index value is less than or equal to the initial index value but equal to or greater than the trigger value:
$10

▪      If the final index value is less than the trigger value:
$10 + ($10 x Index Performance Factor)
This amount will be less than the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Trigger PLUS. Investor may lose their entire investment.

Index performance factor:	(final index value — initial index value) / initial index value
Trigger value:	•, which is equal to 90% of the initial index value
Leveraged upside payment:	$10 x leverage factor x index performance factor
Maximum payment at maturity:	$12.225 (122.25% of the stated principal amount), per Trigger PLUS
Initial index value:	•, which is the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	December 30, 2016, subject to postponement in the event of a market disruption event
Leverage factor:	2.0
Risk factors:	Please see “Risk Factors” beginning on page 14.

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	90272X638
ISIN:	US90272X6388
Tax considerations:

The United States federal income tax consequences of your investment in the Trigger PLUS are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of Trigger PLUS with terms that are substantially the same as the Trigger PLUS. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid derivative contract with respect to the underlying index. If your Trigger PLUS are so treated, if you hold your Trigger PLUS for more than one year you should generally recognize long-term capital gain or loss upon the sale or maturity of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Trigger PLUS could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-34 of the accompanying product supplement, and that the timing and character of income or loss on your Trigger PLUS could be materially and adversely affected.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Trigger PLUS. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Trigger PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Trigger PLUS for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the accompanying product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of the Trigger PLUS despite the fact that there will be no interest payments over the term of the Trigger PLUS. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS.

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Recent Legislation

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Trigger PLUS.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Trigger PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your foreign status including providing a validly executed and fully completed applicable Internal Revenue Service Form W-8. Gain from the sale or exchange of a Trigger PLUS or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the index constituent stocks), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Trigger PLUS on or after January 1, 2016 that are treated as dividend equivalents for Trigger PLUS acquired on or after March 5, 2014. Under a recent IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Trigger PLUS should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Trigger PLUS under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying index. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Trigger PLUS.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the

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institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to recently issued temporary and proposed Treasury regulations, FATCA withholding on “withholdable payments” begins on July 1, 2014, and withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Trigger PLUS are urged to consult their tax advisors as to the U.S. federal, state, local and other tax (including non-U.S. tax) consequences to them of the purchase, ownership and disposition of the Trigger PLUS.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG
Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.

In connection with the sale of the Trigger PLUS, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of Trigger PLUS before and after the pricing date of the Trigger PLUS. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Trigger PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Trigger PLUS from time to time and payment on the Trigger PLUS at maturity. See “Risk Factors” beginning on page 15 of this document for a discussion of these adverse effects.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $0.225 per $10.00 stated principal amount of Trigger PLUS and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.225 for each $10.00 stated principal amount of Trigger PLUS that Morgan Stanley Smith Barney LLC sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Trigger PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 13 and 14 of this free writing prospectus.

Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Trigger PLUS distributed by such dealers.

This free writing prospectus represents a summary of the terms and conditions of the Trigger PLUS. We encourage you to read the accompanying product supplement and prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

May 2014	Page 10

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the closing value of the underlying index.

Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Trigger PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Trigger PLUS

Leverage factor:	2.0

Trigger value:	90% of the initial index value

Hypothetical maximum payment at maturity:	$12.225 (122.25% of the stated principal amount) per Trigger PLUS

Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

May 2014	Page 11

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

How it works

▪

If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus a return equal to 2.0 times the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final index value of 111.125% of the initial index value.

▪	If the final index value has appreciated from the initial index value by 10%, investors will receive a 20.00% return, or $12.00 per Trigger PLUS.

▪	If the final index value has appreciated from the initial value by 11.125%, investors will receive only the hypothetical maximum payment at maturity of $12.225 per Trigger PLUS.

▪	If the final index value has appreciated from the initial index value by 30%, investors will receive only the hypothetical maximum payment at maturity of $12.225 per Trigger PLUS.

▪	If the final index value is less than the initial index value but equal to or greater than the trigger value, investors will receive an amount equal to the $10 stated principal amount.

▪

If the final index value is less than the trigger value, investors will receive an amount more than 10% less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪

If the underlying index depreciates 35%, investors would lose 35% of their principal and receive only $6.50 per Trigger PLUS at maturity, or 65% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS.

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Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the closing value of the underlying index on the valuation date, as determined as follows:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment, subject to the maximum payment at maturity.

		Leveraged Upside Payment

Principal		Principal		Leverage Factor		Index Performance Factor

$10	+	[ $10	x	2.0	x	( final index value – initial index value ) ] initial index value

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the final index value is less than the initial index value but equal to or greater than the trigger value:

the stated principal amount of $10

If the final index value is less than the trigger value:

$10 + ($10 x index performance factor)

Principal		Principal		Index Performance Factor

$10	+	[ $10	x	( final index value – initial index value ) ] initial index value

Accordingly, if the final index value is less than the trigger value, UBS will pay you less than the full stated principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative return of the underlying index. You may lose up to 100% of your principal.

May 2014	Page 13

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the related product supplement and “Considerations Relating to Indexed Securities” in the Prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

▪

The Trigger PLUS do not pay interest or guarantee return of principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the final index value is less than the trigger value (which is 90% of the initial index value), the payout at maturity will be an amount in cash that is more than 10% less than the $10 stated principal amount of security, and this decrease will be by an amount proportionate to the decrease in the value of the underlying index from the pricing date to the valuation date. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire investment.

▪

The leverage factor applies only if you hold the Trigger PLUS to maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than 2.0 times the index return even if such return is positive and does not exceed the maximum payment. You can receive the full benefit of the leverage factor and earn the potential maximum payment at maturity from UBS only if you hold the Trigger PLUS to maturity.

▪

Your potential return on the Trigger PLUS is limited to the maximum payment at maturity. The return potential of the Trigger PLUS is limited to the maximum payment at maturity of $12.225. Therefore, you will not benefit from any positive performance in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum payment at maturity and your return on the PLUS may be less than it would be in a hypothetical direct investment in the underlying index.

▪

The contingent repayment of principal applies only at maturity. You should be willing to hold your Trigger PLUS to maturity. If you are able to sell your Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index at that time is equal to or greater than the initial index value.

▪

Credit risk of UBS. The Trigger PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Trigger PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS and you could lose your entire investment.

▪

Market risk. The return on the Trigger PLUS, which may be positive or negative, is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index (the “index constituent stocks”). The value of the underlying index can rise or fall sharply due to factors specific to such index or its index constituent stocks, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and values, interest rates and economic and political conditions.

▪	Fair value considerations.

¡

The issue price you pay for the Trigger PLUS will exceed their estimated initial value. The issue price you pay for the Trigger PLUS will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Trigger PLUS by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Trigger PLUS incorporate certain variables, including the level of the underlying index, the volatility of the underlying index and the expected dividends on the index constituent stocks, prevailing interest rates, the term of the Trigger PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Trigger PLUS to you. Due to these factors, the estimated initial value of the Trigger PLUS as of the trade date will be less than the issue price you pay for the Trigger PLUS.

¡

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Trigger PLUS in any secondary market (if any) at any time after the trade date may differ from the estimated initial value. The value of your Trigger PLUS at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Trigger PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Trigger

May 2014	Page 14

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

PLUS determined by reference to our internal pricing models. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

¡

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Trigger PLUS as of the trade date. We may determine the economic terms of the Trigger PLUS, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Trigger PLUS cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Trigger PLUS as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Trigger PLUS.

▪	Limited or no secondary market and secondary market price considerations.

¡

There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Trigger PLUS will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Trigger PLUS, although they are not required to do so and may stop making a market at any time. If you are able to sell your Trigger PLUS prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

¡

The price at which UBS Securities LLC and its affiliates may offer to buy the Trigger PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Trigger PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Trigger PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Trigger PLUS at a price that exceeds (i) our valuation of the Trigger PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Trigger PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Trigger PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Trigger PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

¡

Price of Trigger PLUS prior to maturity. The market price of the Trigger PLUS will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Trigger PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Trigger PLUS.

¡

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market.

▪

Owning the Trigger PLUS is not the same as owning the index constituent stocks. The return on the Trigger PLUS may not reflect the return you would realize if you actually owned the index constituent stocks. For example, your return on the Trigger PLUS is limited to the maximum payment at maturity, while the potential return on a direct investment in the index constituent stocks would be unlimited. Furthermore, you will not have rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have, and any such payments will not be factored into the calculation of payment at maturity on the Trigger PLUS. In addition, you will not have voting rights or other rights that holders of the index constituent stocks would have.

May 2014	Page 15

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

▪

No assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall. There can be no assurance that the final index value will be less than the trigger value on the valuation date. The closing value of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the index constituent stocks. You should be willing to accept the risk of losing some or all of your initial investment.

▪

The underlying index reflects price return, not total return. The return on your Trigger PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Trigger PLUS will not include such a total return feature or dividend component.

▪

Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and hedging our obligations under the Trigger PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial index value and the final index value. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity. As UBS determines the economic terms of the Trigger PLUS, including the maximum payment at maturity, trigger value and leverage factor, and such terms include hedging costs, issuance costs and projected profits, the Trigger PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Trigger PLUS in the secondary market.

▪

UBS cannot control actions by the publisher of the underlying index and the publisher of the underlying index has no obligation to consider your interests. UBS and its affiliates are not affiliated with the publisher of the underlying index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The publisher of the underlying index is not involved in the Trigger PLUS offering in any way and has no obligation to consider your interest as an owner of the Trigger PLUS in taking any actions that might affect the market value of your Trigger PLUS.

▪

Potential UBS impact on price. Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Trigger PLUS.

▪

Potential conflict of interest. UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Trigger PLUS. The calculation agent, an affiliate of the issuer, will determine the final index value and the payment at maturity based on the closing value of the underlying index on the valuation date. The calculation agent can postpone the determination of the final index value or the maturity date if a market disruption event occurs and is continuing on the valuation date.

▪

Affiliate research reports and commentary. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying index to which the Trigger PLUS are linked.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. One or more of our affiliates have hedged our obligations under the Trigger PLUS and will carry out hedging activities related to the Trigger PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in index constituent stocks, swaps, futures and options contracts on the underlying index as well as in other instruments related to the underlying index and the index constituent stocks. Our affiliates also trade in the index constituent stocks and other financial instruments related to the underlying index and the index constituent stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and,

May 2014	Page 16

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

as a result, could have increased the value at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Trigger PLUS. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Trigger PLUS, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Trigger PLUS. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Trigger PLUS and/or the ability of UBS to make payments thereunder.

▪

Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax considerations” on page 6 herein and the section entitled ‘‘Supplemental U.S. Tax Considerations’’ beginning on page PS-33 of the accompanying product supplement and consult your tax advisor about your tax situation.

May 2014	Page 17

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

S&P 500® Index Overview

We have derived all information regarding the S&P 500® Index contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index. S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of March 31, 2014 indicated below: Consumer Discretionary (84); Consumer Staples (41); Energy (44); Financials (82); Health Care (54); Industrials (64); Information Technology (65); Materials (31); Telecommunications Services (5) and Utilities (30).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Information as of market close on May 28, 2014:

Bloomberg Ticker Symbol:	SPX	52 Week High (on May 27, 2014):	1,911.91

Current Index Value:	1,909.78	52 Week Low (on June 24, 2013):	1,573.09

52 Weeks Ago (on May 28, 2013):	1,660.06

May 2014	Page 18

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the underlying index for each quarter in the period from January 4, 2010 through May 28, 2014. The closing value of the underlying index on May 28, 2014 was 1,909.78. The graph below sets forth the daily closing values of the underlying index for the period from January 3, 2000 through May 28, 2014. The dotted line represents a hypothetical trigger value of 1,718.80, which is equal to 90.00% of the closing value of the underlying index on May 28, 2014. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter (through May 28, 2014)	1,911.91	1,815.69	1,909.78

May 2014	Page 19

Trigger PLUS Based on the Value of the S&P 500® Index due January 5, 2017

Underlying Index Historical Performance — Daily Closing Values

From January 3, 2000 to May 28, 2014

May 2014	Page 20